Exhibit 10.54
August 1, 2006
Eric Liebler
3260 Whipple Road
Union City, California 94587
RE: Severance Agreement
Dear Eric:
In addition to the terms and conditions of your employment with Questcor Pharmaceuticals, Inc. (the “Company”) which are set forth in your Offer Letter dated August 1, 2006, and Change-in-Control Agreement dated August 1, 2006, which are incorporated herein, the Company agrees to provide you severance in the event that the following conditions are met.
In the event (1) your employment is terminated by the Company other than (a) for Cause (as defined below) or (b) as a result of your permanent and total disability within the meaning of Section 422(c)(6) of the Internal Revenue Service Code of 1986, as amended (the “Code”), or (c) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), during your first three years of employment, you will receive severance compensation totaling Six (6) months of base salary. In the event (2) your employment is terminated by the Company other than (a) for Cause (as defined below) or (b) as a result of your disability within the meaning of Section 422(c)(6) of the Code, or (c) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), after your first three years of employment, you will receive severance compensation totaling Twelve (12) months of base salary.
As a condition precedent to receiving severance compensation, you will be required to execute a general release (in a form prepared by counsel for the Company) of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Severance compensation will be paid in accordance with normal payroll procedures. If you are reemployed at any time during the severance period, all further severance compensation payments shall immediately cease.
“Cause” will mean termination of your employment for any one or more of the following: (a) habitual or material neglect of your assigned duties (other than by reason of disability) or intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “Cause” event from the Board of Directors, specifying in detail the scope and nature of the deficiency or the “Cause” event; (b) an act of dishonesty intended to result in your gain or personal enrichment; (c) personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (d) committing a felony or gross misdemeanor directly relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (e) personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (f) intentionally breaching in any material respect the terms of any nondisclosure agreement with the Company; or (g) commencement of employment with another Company while an employee of the Company without the prior consent of the Board of Directors. Any determination of “Cause” as used herein will be made only in good faith by the Board of Directors.
“Good Reason” will mean the removal of your title of Vice President, Corporate Planning and Communications without your written consent; provided, however, that Good Reason shall not exist as a result of any reduction of your authority, duties or responsibilities so long as you retain the title of Vice President, Corporate Planning and Communications of the Company.
This letter, your Offer Letter, your Change-in-Control Agreement, your stock option grant dated August 1, 2006, and any future stock option grants, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and supersede any other agreement or promises made to you by anyone, whether oral or written, express or implied.
This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Code, and the Treasury Regulations there under.
Please sign and date this letter, and return it to me a soon as possible acknowledging your understanding and acceptance of the terms and conditions set forth above.

Sincerely,

/s/ James L. Fares

James L. Fares
President and CEO	Date: August 1, 2006

Agreed:

/s/ Eric Liebler

Eric Liebler
Vice President, Corporate Planning and Communications Date: August 8, 2006